Exhibit 10.13

LOYALTY ALLIANCE ENTERPRISE CORPORATION

EMPLOYEE CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

In partial consideration and as a condition of my employment or continued employment with Loyalty Alliance Enterprise Corporation, a Cayman Islands company (the “Company,” which together with any parent, subsidiary, affiliate, or successor is hereinafter referred to as the “Company Group”), and effective as of the date that my employment with the Company first commenced, I hereby agree as follows:

1. Confidentiality Obligation. I will hold all Company Group Confidential Information in strictest confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any such Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Company employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of the Company. “Confidential Information” is all information related to any aspect of the business of the Company Group which is either information not known by actual or potential competitors of the Company Group or is proprietary information of the Company Group, whether of a technical nature or otherwise, disclosed to me or obtained by me from the Company Group, its affiliates, their clients, customers, suppliers, licensors or other business partners either directly or indirectly in writing, orally or by drawings or observations. Confidential Information includes, without limitation, inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, source codes, mask works, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, lists of names or classes of customers or personnel (including customers of the Company Group on whom I called or with whom I became acquainted during the tem of my employment), lists of suppliers, business plans, business opportunities, or financial statements.

2. Information of Others. I will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company Group does business to the same extent as if it were Company Group Confidential Information. I will not, during my employment with the Company or otherwise, use or disclose to the Company Group any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto the Company Group’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.

3. Company Property. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies, computer records, facsimile and e-mail and in whatever form, relating to the business of the Company Group that I possess or create as a result of my Company employment, whether or not confidential, are the sole and exclusive property of the Company and are subject to inspection by the Company, at any time. I acknowledge that under no circumstances will I have, following my termination, in my possession any property of the Company Group, or any documents or materials or copies thereof containing any Confidential Information of the Company Group. In the event of the termination of my employment, I will promptly deliver all such materials to the Company and will sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit A.

4. Ownership of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, to the maximum extent permitted under applicable law, all my right, title, and interest in and to any and all inventions, designs, original works of authorship, processes, ideas, circuits, schematics, algorithms, techniques, formulas, computer software programs, databases, mask works, concepts, designs, copyright works (as defined in Section 2(2) of the Copyright Ordinance (Cap.528) of the laws of Hong Kong) (including without limitation computer programs) developments, concepts, improvements, trade secrets and related know-how, whether or not patentable or registrable under patent, copyright or similar laws in the United States or anywhere else in the world, including, but without limitation, pursuant to the provisions of Section 57 Patents Ordinance (Cap.514), Section 3 Registered Designs Ordinance (Cap.522) and Section 14 Copyright Ordinance (Cap.528) of the laws of Hong Kong as set out in Exhibit C hereto, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (whether or not during business hours) that (i) are within the scope of my normal employment duties with the Company and the circumstances are such that an invention might reasonably be expected to result from such duties, (ii) are outside the scope of my normal employment duties with the Company but which are specifically assigned to me and the circumstances are such that an invention might reasonably be expected to result from such duties, (iii) are within the scope of my employment duties and at the time of the conception, development or reduction to practice of such invention, because of the nature of the duties and my particular responsibilities, I had a special obligation to further the interests of the Company, or (iv) make use, in any manner, of the resources of the Company (collectively referred to as “Inventions”). I acknowledge that the Company shall be the sole owner of all rights, title and interest in the Inventions created hereunder. In the event the foregoing assignment of Inventions to the Company is ineffective for any reason, the Company is hereby granted and shall have a royalty-free, sublicensable, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use, sell and otherwise exploit such Inventions as part of or in connection with any product, process or machine. I also hereby forever waive and agree never to assert any and all rights, including but not limited to moral rights, I may have in or with respect to any Inventions even after termination of my employment with the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are, to the extent permitted by applicable law, “works made for hire” or “inventions made for hire,” as those terms may be defined under applicable law and all titles, rights and interests in or to such Investions are or shall be vested in the Company. I agree that any remuneration received by me pursuant to my employment agreement with the Company includes any bonuses or remuneration which I may be entitled under applicable law for any “works made for hire” or “inventions made for hire” or other Inventions assigned to the Company pursuant to this Agreement.

In respect of any creations or discoveries which are not Inventions but which I solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company, and relates to the business of the Company, the Company shall have a pre-emptive right to acquire for itself or its designee all or any part (at the Company’s option) of my rights therein within three (3) months of their disclosure by me to the Company on such terms as shall be agreed by the Company and I or, failing such agreement, on fair and reasonable terms as shall be determined by a third party engaged by the Company whose fees and all costs relating to such determination shall be borne equally by the Company and I, and whose determination shall be final and binding on the Company and I.

5. Excluded Inventions. I have attached hereto, as Exhibit B, a list describing all creations, inventions, discoveries, original works of authorship, concept, designs, copyright works (as defined in Section 2(2) of the Copyright Ordinance (Cap.528) of the laws of Hong Kong) (including without limitation computer programs), developments, improvements and trade secrets, which were made by me prior to my employment with the Company, which belong to me, which relate to the Company Group’s proposed or current business, products or research and development, and which are not assigned to any member of the Company Group hereunder (collectively referred to as “Excluded Inventions”); or, if no such list is attached, I represent that there are no such Excluded Inventions. I agree that I will not incorporate any Excluded Inventions into any products, processes or machines of the Company Group; provided, however, that if in the course of my employment with the Company, I incorporate into a product, process or machine of the Company Group an Excluded Invention owned by me or in which I have an interest, I represent that I have all necessary rights, powers and authorization to use such Excluded Invention in the manner it is used and such use will not infringe any right of any company, entity or person and, in such a circumstance, each member of the Company Group is hereby granted and shall have a nonexclusive, royalty-free, sublicensable, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use, sell and otherwise exploit such Excluded Invention as part of or in connection with such product, process or machine. I agree to indemnify each member of the Company Group and hold each harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs for resolving disputes, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use, sublicensing, modification, transfer, or sale by any member of the Company Group of such Excluded Invention.

6. Patent Applications and Copyright Registrations. I agree to assist the Company, or its respective designees, at the expense of the Company, in every proper way to secure the Company’s rights in the Inventions in any and all countries, to further evidence, record and perfect any grant or assignment by me of the Inventions hereunder and to perfect, obtain, maintain, enforce and defend any rights so granted or assigned, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as set forth above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

7. Prior Contracts. I represent that there are no other contracts to assign inventions that are now in existence between any other person or entity and me. I further represent that I have no other employments, consultancies, or undertakings which would restrict and impair my performance of this Agreement.

8. Use of Employee’s Invention by the Government of Hong Kong. I acknowledge that the government of Hong Kong (“Government”) and any person authorized by the Government has the right to use any and all Inventions during any period of time declared by the Government as an extreme urgency or similar situations pursuant to the relevant laws and regulations of Hong Kong. I confirm and declare that the Company shall be solely and absolutely entitled to all compensation for loss of profits for and/or arising from any such use by the Government, and I hereby waive all my rights of whatsoever nature (actual or contingent) (now or hereafter) to any such compensation (if any).

9. Agreements with the United States Government and Other Third Parties. I acknowledge that the Company Group from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company Group regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations of the Company Group thereunder.

10. Governing Law. This Agreement will be governed by the laws of Hong Kong (with the exception of its conflict of laws provisions).

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12. Alternative Dispute Resolution.

(a) Alternative Dispute Resolution. The Company and the undersigned employee mutually agree that any controversy or claim arising out of or relating to this Agreement or any breach thereof, or any other dispute between the parties, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne equally by the parties hereto. In the event the parties hereto fail to agree on a mediator, or mediation is unsuccessful in resolving the claim or controversy within one (1) month after the commencement of mediation, such claim or controversy shall be resolved by litigation in the competent court in the Hong Kong Special Administrative Region of the PRC.

(b) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the undersigned employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information or non-solicitation. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

12. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

13. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives, and assigns of the parties.

14. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

15. Integration. This Agreement, together with the Employment Agreement of the undersigned employee, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, I HAVE EXECUTED AND DELIVERED THIS DOCUMENT AS A DEED AS OF THE      DAY OF             , 201  .

SIGNED, SEALED AND DELIVERED BY

Employee Signature

IN THE PRESENCE OF

Witness

RECEIPT ACKNOWLEDGED:

LOYALTY ALLIANCE ENTERPRISE CORPORATION

By:
[Name], [Title]

EXHIBIT A

LOYALTY ALLIANCE ENTERPRISE CORPORATION

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Loyalty Alliance Enterprise Corporation (the “Company”), its parents, subsidiaries, affiliates, successors, or assigns (together with the Company, the “Company Group”).

I further certify that I have complied with all the terms of the Company’s Employee Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Confidential Information and Invention Assignment Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Employee Confidential Information and Invention Assignment Agreement) of the Company Group or of any of its customers, vendors, consultants, and other parties with which it does business.

THIS TERMINATION CERTIFICATE IS EXECUTED AND DELIVERED AS A DEED ON      DAY OF              201  .

Date:

SIGNED, SEALED AND DELIVERED BY

Employee’s Signature

Type/Print Employee’s Name

IN THE PRESENCE OF

Witness

EXHIBIT B

EXCLUDED INVENTIONS, IMPROVEMENTS, AND

ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number Or Brief Description

EXHIBIT C

PATENTS ORDINANCE (CAP.514) OF THE LAWS OF HONG KONG SECTION 57

RIGHT TO EMPLOYEE’S INVENTIONS

(1)	Notwithstanding anything in any rule of law, an invention made by an employee shall, as between him and his employer, be taken to belong to his employer for the purposes of this Ordinance and all other purposes if:

(a)	it was made in the course of the normal duties of the employee or in the course of duties falling outside his normal duties, but specifically assigned to him, and the circumstances in either case were such that an invention might reasonably be expected to result from the carrying out of his duties; or

(b)	the invention was made in the course of the duties of the employee and, at the time of making the invention, because of the nature of his duties and the particular responsibilities arising from the nature of his duties he had a special obligation to further the interests of the employer’s undertaking.

(2)	Any other invention made by an employee shall, as between him and his employer, be taken for those purposes to belong to the employee.

(3)	Where by virtue of this section an invention belongs, as between him and his employer, to an employee, nothing done:

(a)	by or on behalf of the employee or any person claiming under him for the purposes of pursuing an application for a patent; or

(b)	by any person for the purpose of performing or working the invention,

shall be taken to infringe any protected layout-design (topography) right to which, as between him and his employer, his employer is entitled in any model or document relating to the invention.

REGISTERED DESIGNS ORDINANCE (CAP.522) OF

THE LAWS OF HONG KONG SECTION 3

OWNERSHIP OF DESIGNS

(1)	Subject to subsections (2) to (5), the designer of a design shall be treated for the purposes of this Ordinance as the original owner of the design.

(2)	Where the design is created in pursuance of a commission for money or money’s worth, the person commissioning the design shall, subject to any contrary agreement between the parties, be treated as the original owner of the design.

(3)	Where, in a case not falling within subsection (2), a design is created by an employee in the course of his employment, his employer shall, subject to any contrary agreement between the parties, be treated as the original owner of the design.

(4)	Where a design, or the right to apply a design to any article, becomes vested, whether by assignment, transmission or operation of law, in any person other than the original owner, either alone or jointly with the original owner, that other person, or as the case may be, the original owner and that other person, shall be treated for the purposes of this Ordinance as the owner of the design or as the owner of the design in relation to that article.

(5)	In the case of a design generated by computer in circumstances such that there is no human designer, the person by whom the arrangements necessary for the creation of the design are made shall be deemed to be the designer.

COPYRIGHT ORDINANCE (CAP.528)

OF THE LAWS OF HONG KONG SECTION 14

EMPLOYEE WORKS

(1)	Where a literary, dramatic, musical or artistic work, or a film, is made by an employee in the course of his employment, his employer is the first owner of any copyright in the work subject to:-

(a)	any agreement to the contrary; and

(b)	subsection (2).

(2)	Subject to any agreement to the contrary, where such work is exploited by his employer or by someone else with the employer’s permission in a way that could not reasonably have been contemplated by the employer and the employee at the time of making the work, the employer shall pay an award to the employee in respect of such exploitation at such amount as agreed between the employer and the employee or failing an agreement, as determined by the Copyright Tribunal.